EXHIBIT 99.2

CDW Declares Cash Dividend of $0.1075 Per Share

Another Step in Delivering Value to Stockholders

LINCOLNSHIRE, Ill., Feb. 09, 2016 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), today announced that its Board of Directors has declared a quarterly cash dividend of $0.1075 per common share to be paid on March 10, 2016 to all stockholders of record as of the close of business on February  25, 2016.  This represents a 59 percent increase over last year’s dividend.  Future dividends will be subject to Board of Director approval.

“When CDW became a public company in 2013, we made a commitment to deliver value to our stockholders, just as we’ve delivered value to more than 250,000 customers and more than 1,000 partners for over 30 years," said Ann E. Ziegler, Senior Vice President & Chief Financial Officer, CDW.  "This dividend is an important part of that commitment. Since our IPO in June 2013, our dividend has more than doubled.”

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in North America and the United Kingdom. A Fortune 500 company, CDW was founded in 1984 and employs more than 8,400 coworkers. For the year ended December 31, 2015, the Company generated net sales of over $12.9 billion. For more information about CDW please visit www.CDW.com.

Investor Inquiries	Media Inquiries
Sari Macrie, CFA	Mary Viola
Vice President, Investor Relations	Vice President, Corporate Communications
847-968-0238	847-968-0743
investorrelations@cdw.com	mediarelations@cdw.com

CDWPR-FI